EXHIBIT 10.1

March 30, 2005

Mr. John A. Ciccarelli
9621 Cypress Hammock Circle, #201
Bonita Springs, FL 34135

Dear Chic:

This letter will serve as an Agreement under which you will serve, at the pleasure of the Board of Directors of Dayton Superior Corporation (“DSC”), as Chairman of the Board of DSC. Following are the terms of this arrangement:

1.	You shall serve as Chairman of the Board of DSC until such time as the Board of Directors of DSC gives you written notice that it no longer wishes you to serve in such capacity.

2.	Beginning January 1, 2005, you shall be compensated the sum of $100,000 per year for serving as Chairman of the Board of DSC, such sum payable within fourteen (14) days after the end of calendar year 2005. If you are notified that the Board of Directors no longer wishes you to serve in such capacity at any time other than at the end of a calendar year, your compensation shall be prorated up to the date upon which you cease to serve as Chairman of the Board, and the prorated amount shall be paid to you within fourteen (14) days. Beginning January 1, 2006, the annual compensation of $100,000 shall be paid on a quarterly basis, with $25,000 payable within fourteen (14) days after the end of each calendar quarter during which this Agreement is in effect.

3.	Unless otherwise determined by the Board of Directors of DSC, you shall receive no other Company benefits (such as benefits under the Company’s medical, dental, vision, disability, life insurance, bonus, stock option, 401(k) or retirement plans) during the period in which you are serving as Chairman of the Board of DSC.

4.	The Company shall reimburse you, per normal Company procedures, for all reasonable and customary business and travel expenses incurred by you in your capacity as Chairman of the Board of DSC.

5.	You may relinquish this position at any time, for any reason, by giving written notice to the Board of Directors of DSC, at which time this Agreement shall immediately cease to be effective, and any amounts due you (prorated or

Mr. John A. Ciccarelli

March 30, 2005

otherwise) shall be paid to you within fourteen (14) days. Conversely, the Board of Directors of DSC may request that you immediately relinquish this position, or relieve you of the duties and responsibilities of this position at any time, for any reason, by giving written notice to you, at which time this Agreement shall immediately cease to be effective, and any amounts due you (prorated or otherwise) shall be paid to you within fourteen (14) days.

If the terms of this Letter Agreement are acceptable to you, please indicate your acceptance by signing below. We are pleased that you have agreed to remain as our Chairman of the Board and look forward to continuing our relationship.

Sincerely,

/s/ Stephen Berger

Stephen Berger

AGREED:

/s/ John A. Ciccarelli

John A. Ciccarelli